Exhibit 3.1

AMENDMENT No. 5

TO THE

FIRST amended and restated AGREEMENT OF LIMITED PARTNERSHIP

OF

BREITBURN ENERGY PARTNERS L.P.

This Amendment No. 5 to the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), dated as of October 30, 2013 (this “Amendment”), is made and entered into by BreitBurn GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”) and as the lawful agent and attorney-in-fact for and on behalf of each of the limited partners of the Partnership. Capitalized terms used herein and not otherwise defined are used as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 10, 2006, as amended (the “LP Agreement”).

W I T N E S S E T H

WHEREAS, the Partnership is a Delaware limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., and is currently governed by the LP Agreement;

WHEREAS, Section 6.3(a) of the LP Agreement requires that Available Cash be distributed within 45 days following the end of each Quarter;

WHEREAS, after consideration and consultation, the Board of Directors of the Company has determined that it is in the best interests of the Company, the Partnership and the Limited Partners to cause the Company, as general partner of the Partnership, to amend Section 6.3(a) of the LP Agreement to provide that, at the discretion of the Board of Directors of the Company, Available Cash with respect to a Quarter may be distributed in monthly installments;

WHEREAS, after consideration and consultation, the Board of Directors of the Company has determined that it is in the best interests of the Company, the Partnership and the Limited Partners to adopt this Amendment;

WHEREAS, the Board of Directors of the Company, on behalf of the Company, as general partner of the Partnership, has determined that this Amendment does not adversely affect the Limited Partners (as a whole or individually), including any particular class of Partnership Interests as compared to other classes of Partnership Interests, in any material respect; and

WHEREAS, Board of Directors of the Company, on behalf of the Company, as general partner of the Partnership, has approved and adopted this Amendment in accordance with the provisions of Section 13.1(d) of the LP Agreement.

NOW, THEREFORE, intending to be legally bound, the General Partner, on its own behalf and on behalf of all Limited Partners, agrees as follows:

I.	AMENDMENT.

Section 6.3(a) of the LP Agreement is hereby amended and restated to read in its entirety as follows:

“(a) Except as described in Section 6.3(b), following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners in accordance with their respective Percentage Interests as of the Record Date selected by the General Partner. Such distribution with respect to any Quarter may be made, at the discretion of the General Partner, (i) within 45 days following the end of each Quarter or (ii) in three equal installments within 17, 45 and 75 days following the end of each Quarter. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.”

II.	MISCELLANEOUS.

1. Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, each of the Partners, and their respective successors and assigns.

2. Full Force and Effect. Except to the extent modified hereby, the LP Agreement shall remain in full force and effect.

3. Governing Law. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5. Effectiveness. This Amendment shall be effective as of the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

BREITBURN GP, LLC

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Chief Executive Officer

LIMITED PARTNERS:

ALL LIMITED PARTNERS PREVIOUSLY ADMITTED TO THE PARTNERSHIP THAT CONTINUE TO BE LIMITED PARTNERS ON THE DATE HEREOF:

By:	BreitBurn GP, LLC, as attorney-in-fact pursuant to the power of attorney granted under Section 2.6 of the LP Agreement

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Chief Executive Officer

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